Exhibit 99.1

Towers Watson Reports Record-Breaking Year and Strong Fourth Quarter Earnings

  Revenues increased 1% over prior year fourth quarter (7% constant currency)
  Adjusted Diluted EPS of $1.51, increase of 13% over prior year fourth quarter
  Diluted EPS of $1.28, increase of 9% over prior year fourth quarter

Fiscal Year 2015 Reported Revenues of $3.6 billion, up 5% over prior year

Fiscal Year 2015 Adjusted Diluted EPS from continuing operations of $6.19, up 7% over prior year

Fiscal Year 2015 Diluted EPS from continuing operations of $5.50, up 10% over prior year

Fiscal Year 2015 Free Cash Flow of $502 million, up 28% over prior year

Fiscal Year 2015 Cash flow from operating activities of $574 million, up 26% over prior year

ARLINGTON, Va.--(BUSINESS WIRE)--August 11, 2015--Towers Watson (NASDAQ: TW), a leading global professional services company, today announced financial results for the fourth quarter of fiscal year 2015, which ended June 30, 2015.

Total revenues were $888 million for the quarter, an increase of 1% (7% constant currency and 6% organic) from $879 million for the fourth quarter of fiscal 2014. For the fiscal year, revenues were $3.6 billion, an increase of 5% over the prior year.

Adjusted EBITDA for the fourth quarter of fiscal 2015 was $180 million, or 20% of revenues, versus Adjusted EBITDA of $169 million, or 19% of revenues, for the prior-year fourth quarter. For the fiscal year, Adjusted EBITDA was $767 million or 21% of revenues.

Income from continuing operations for the fourth quarter of fiscal 2015 was $89 million, an increase from $82 million for the prior-year fourth quarter. For the quarter, diluted earnings per share from continuing operations were $1.28, and adjusted diluted earnings per share from continuing operations were $1.51. For the fiscal year, diluted earnings per share from continuing operations were $5.50, and adjusted diluted earnings per share from continuing operations were $6.19. The tax rate for the quarter for continuing operations was 32%.

“We had a strong finish to a great fiscal year, and are extremely pleased with the quarterly results. This was a year marked by some significant milestones. We achieved record-setting quarterly results as a result of strong client focus and market demand, enhanced our product offerings with the Acclaris and Saville acquisitions, and saw strong growth in our OneExchange membership,” said John Haley, Towers Watson’s chief executive officer. “It’s been rewarding to see the building blocks of our long-term growth strategy starting to take shape, and I look forward to continuing to build on this momentum with the merger of Towers Watson and the Willis Group. We believe Willis to be the right partner to help accelerate and surpass the overall growth strategies of the individual organizations.”

Fourth Quarter Company Highlights

Benefits

For the quarter, the Benefits segment had revenues of $473 million, a decrease of 2% (3% increase constant currency) from $484 million in the prior-year fourth quarter. Retirement had low-single digit constant currency revenue growth, led by EMEA as a result of increased client demand in Europe. Health and Group Benefits had high-single digit constant currency revenue growth, due to an increase in new plan management clients and general advisory demand. Technology and Administration Solutions had constant currency revenue growth in the mid-single digits, due to an increase in clients and project work in EMEA. The Benefits segment had a Net Operating Income (“NOI”) margin of 36% in the fourth quarter of fiscal 2015.

Exchange Solutions

For the quarter, the Exchange Solutions segment had revenues of $98 million, an increase of 31% (31% increase constant currency) from $75 million in the prior-year fourth quarter. Retiree and Access Exchanges revenue increased by 30%, primarily as a result of a growing membership base. Exchange Other revenues increased by more than 30%. Revenues grew primarily as a result of increased membership in the Actives and Health and Welfare practices. Consumer Driven Accounts, a practice which was created as a result of the Acclaris acquisition, posted revenues of approximately $4 million. The Exchange Solutions segment had an NOI margin of 15% in the fourth quarter of fiscal 2015.

Risk and Financial Services

For the quarter, the Risk and Financial Services segment had revenues of $145 million, a decrease of 10% (2% decrease constant currency) from $161 million in the prior-year fourth quarter. Risk Consulting and Software had a constant currency revenue decline of low-single digits. Revenue growth in the Americas was offset by decreased consulting demand in EMEA and Asia Pacific. Investment constant currency revenue decreased by mid-single digits. Revenue increases in the Americas and Asia Pacific were offset by declines of performance fees in EMEA. The Risk and Financial Services segment had an NOI margin of 23% in the fourth quarter of fiscal 2015.

Talent and Rewards

For the quarter, the Talent and Rewards segment had revenues of $145 million, an increase of 11% (17% increase constant currency) from $131 million in the prior-year fourth quarter. Executive Compensation constant currency revenues increased by low-double digits, due to strong demand related to M&A activity in the Americas. Rewards, Talent and Communication had constant currency revenue growth in the mid-teens primarily driven by M&A activity and strong client demand in the Americas and EMEA regions. Data, Surveys and Technology had mid-20% constant currency revenue growth, due to increased demand for employee engagement surveys and project work. Demand remained strong for HR technology projects. The Talent and Rewards segment had an NOI margin of 18% in the fourth quarter of fiscal 2015. The second half of the fiscal year typically has lower margins due to the seasonality of the business.

Outlook for Fiscal 2016

This guidance excludes any impact of the merger with Willis.

For the first quarter of fiscal year 2016, the company expects to report revenues in the range of $870 million to $885 million, reflecting constant currency revenue growth in the range of 5% to 6%. The company expects adjusted diluted earnings per share in the range of $1.30 to $1.35. This guidance assumes an average exchange rate of 1.55 U.S. dollars to the British Pound and 1.10 U.S. dollars to the Euro for the first quarter of fiscal year 2016. In the first quarter of fiscal year 2015, average exchange rates were 1.67 U.S. dollars to the British Pound and 1.33 U.S. dollars to the Euro. The year over year impact of the change in foreign currency rates is expected to negatively impact reported revenues by approximately $40 million or adjusted diluted earnings per share by $0.04. This impact is incorporated in our guidance ranges.

Conference Call

The company will host a live webcast and conference call to discuss the financial results for the fourth quarter of fiscal 2015. It will be held on Tuesday, August 11, 2015, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet at www.towerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay of the call will also be available through August 12, 2015 at 404-537-3406, conference ID 92166490.

About Towers Watson

Towers Watson is a leading global professional services company that helps organizations improve performance through effective people, risk and financial management. With 16,000 associates around the world, the company offers consulting, technology and solutions in the areas of benefits, talent management, rewards, and risk and capital management. Learn more at towerswatson.com.

Non-U.S. GAAP Measures

In order to assist readers of our financial statements in understanding the core operating results that the Company’s management uses to evaluate the business and for financial planning, we present the following non-U.S. GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted EBITDA, (4) Adjusted Diluted Earnings Per Share from continuing operations, (5) Adjusted income from continuing operations and (6) Free Cash Flow. The Company believes these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating results.

We evaluate our revenues on an as reported, constant currency, and an organic basis. We believe providing constant currency and organic information provides valuable supplemental information regarding our results, consistent with how we evaluate our performance internally.

We consider Adjusted EBITDA and Adjusted Diluted Earnings Per Share from continuing operations to be important financial measures, which we use to internally evaluate and assess our core operations, and benchmark our operating results against our competitors. We use Adjusted EBITDA to evaluate and measure awards made under our performance-based compensation plans. Adjusted EBITDA and Adjusted Diluted Earnings Per Share are important in illustrating what our operating results would have been had we not incurred these acquisition-related expenses. Adjusted Income from continuing operations is used solely for the purpose of calculating Adjusted diluted earnings per share. Free Cash Flow is used to evaluate our core operating performance.

The Company’s non-U.S. GAAP measures and their accompanying definitions are presented as follows:

  Constant Currency Change – Represents the year over year change in revenues excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the adjusted prior year revenues to the current year as reported revenues for the same period.
  Organic Change - excludes both the impact of fluctuations in foreign currency exchange rates, as described above, as well as the impact of acquisitions and divestitures.
  Adjusted EBITDA – net income (attributable to common stockholders) adjusted for discontinued operations, net of tax, provision for income taxes, interest, net, depreciation and amortization, transaction and integration expenses, and other non-operating income excluding income from variable interest entity.
  Adjusted diluted earnings per share - Adjusted Income from continuing operations divided by the weighted average shares of common stock, diluted.
  Adjusted income from continuing operations – net income (attributable to common stockholders) adjusted for discontinued operations, net of tax, and adjusted for certain tax-effected merger and acquisition related items of amortization of intangible assets and transaction and integration expenses.
  Free Cash Flow - Cash Flows from Operating Activities less cash used to purchase Fixed Assets and Software for Internal Use.

These non-U.S. GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-U.S. GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our financial statements.

Reconciliation of the As Reported Change to Constant Currency Change, the As Reported Change to Organic Change, Net income (attributable to common stockholders) to Adjusted EBITDA, Net income (attributable to common stockholders) to Adjusted income from continuing operations, Diluted earnings per share from continuing operations to Adjusted Diluted Earnings Per Share from continuing operations and Cash Flows from Operating Activities to Free Cash Flow are included in the accompanying tables and supplemental slides to today’s press release.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of Towers Watson's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to consummate the Company’s proposed merger with Willis (the “proposed transaction”); the ability to obtain requisite regulatory and shareholder approvals and the satisfaction of other conditions to the consummation of the proposed transaction on the proposed terms and schedule; the ability of Willis and Towers Watson to successfully integrate their respective operations and employees and realize synergies and cost savings at the times, and to the extent, anticipated; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers, customers and competitors; changes in general economic, business and political conditions, including changes in the financial markets; significant competition that Willis and Towers Watson face; compliance with extensive government regulation; the combined company’s ability to make acquisitions and its ability to integrate or manage such acquired businesses; a decline in client demand (for example, resulting from the reduced use of defined benefit plans); the risk of a disclosure breach of company or client data; the risk of translation exposure impacting our results, arising from foreign currency exchange and interest rate fluctuations and volatility; the ability to successfully make suitable acquisitions and divestitures; the risk that the acquisitions of Acclaris, Saville Consulting or other acquisitions are not profitable or successful, or are not otherwise successfully integrated; the risk of a change in the availability to employers of tax-advantaged consumer-directed benefits; our ability to protect client data and our information systems; the risk that potential changes in federal and state health care regulations, or future interpretation of existing regulations, may have a material adverse impact on our business; the risk that our Exchange Solutions or OneExchange businesses fail to maintain good relationships with insurance carriers, become dependent upon a limited number of insurance carriers or fail to develop new insurance carrier relationships; the risk that changes and developments in the health insurance system in the United States could harm our business; our ability to respond to rapid technological changes; the ability to recruit and retain qualified employees and to retain client relationships; and the risk that a significant or prolonged economic downturn could have a material adverse effect on Towers Watson's business, financial condition and results of operations. Additional risks and factors are identified under “Risk Factors” in Towers Watson’s most recent Annual Report on Form 10-K filed with the SEC.

You should not rely upon forward-looking statements as predictions of future events because these statements are based on assumptions that may not come true and are speculative by their nature. Towers Watson does not undertake an obligation to update any of the forward-looking information included in this document, whether as a result of new information, future events, changed expectations or otherwise.

Where You Can Find Additional Information

In connection with the proposed merger of Towers Watson and Willis Group, Willis Group will file a registration statement on Form S-4 with the Securities and Exchange Commission (the “Commission”) that will contain a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction. YOU ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND THE OTHER RELEVANT DOCUMENTS FILED WITH THE COMMISSION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TOWERS WATSON, WILLIS GROUP AND THE PROPOSED TRANSACTION. You will be able to obtain the joint proxy statement/prospectus (when it becomes available) and the other documents filed with the Commission free of charge at the Commission’s website, www.sec.gov. In addition, you may obtain free copies of the joint proxy statement/prospectus (when it becomes available) and the other documents filed by Towers Watson and Willis Group with the Commission by requesting them in writing from Towers Watson, 901 N. Glebe Road, Arlington, VA 22203, Attention: Investor Relations, or by telephone at (703) 258-8000, or from Willis Group, Brookfield Place, 200 Liberty Street, 7th Floor, New York, NY 10281-1003, Attention: Peter Poillon, Investor Relations, or by telephone at (212) 915-8084.

Towers Watson and Willis Group and their respective directors and executive officers may be deemed under the rules of the Commission to be participants in the solicitation of proxies. Information about Towers Watson’s directors and executive officers and their ownership of Towers Watson common stock is set forth in Towers Watson’s proxy statement on Schedule 14A filed on October 3, 2014 with the Commission. Information about Willis Group’s directors and executive officers and their ownership of Willis Group common stock is set forth in Willis Group proxy statement on Schedule 14A filed on April 17, 2015 with the Commission. Information regarding the identity of the potential participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other materials when they are filed with the Commission.

TOWERS WATSON & CO.
Supplemental Segment Information
(In Thousands of U.S. Dollars)

Segment Revenue

	Revenue for the Three			Components of Revenue Change
	Months Ended June 30,		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2015	2014	Change	Impact	Change	Divestitures	Change

Benefits*	$472,651	$484,399	(2)%	(5)%	3%	0%	3%
Exchange Solutions*	97,851	74,793	31%	0%	31%	6%	25%
Risk & Financial Services	145,105	161,094	(10)%	(8)%	(2)%	0%	(2)%
Talent & Rewards	145,450	131,239	11%	(6)%	17%	2%	15%
Reportable Segments	$861,057	$851,525

*FY14 recast to reflect Exchange Solutions Segment expansion

	Revenue for the			Components of Revenue Change
	Fiscal Year Ended June 30,		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2015	2014	Change	Impact	Change	Divestitures	Change

Benefits*	$1,922,380	$1,873,289	3%	(3)%	6%	0%	6%
Exchange Solutions*	375,020	276,360	36%	0%	36%	3%	33%
Risk & Financial Services	603,621	638,437	(5)%	(4)%	(1)%	0%	(1)%
Talent & Rewards	622,820	582,703	7%	(3)%	10%	0%	10%
Reportable Segments	$3,523,841	$3,370,789

*FY14 recast to reflect Exchange Solutions Segment expansion

Reconciliation of Reportable Segment Revenue to Consolidated Revenue

		Three Months Ended June 30,		Fiscal Year Ended June 30,
		2015	2014	2015	2014

Reportable Segments		$861,057	$851,525	$3,523,841	$3,370,789
Reimbursable Expenses and Other		27,153	27,460	121,112	111,123
Consolidated Revenues		$888,210	$878,985	$3,644,953	$3,481,912

Reconciliation of As Reported Revenue change to Constant Currency change and Organic change

				Components of Revenue Change
	Consolidated Revenue		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2015	2014	Change	Impact	Change	Divestitures	Change

Three Months ended June 30,	$888,210	$878,985	1%	(6)%	7%	1%	6%
Fiscal Year Ended June 30,	$3,644,953	$3,481,912	5%	(3)%	8%	0%	8%

TOWERS WATSON & CO.
Supplemental Segment Information
(In Thousands of U.S. Dollars)

Segment Net Operating Income

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2015	2014	2015	2014

Benefits*	$170,506	$159,823	$692,161	$599,907
Exchange Solutions*	14,536	17,423	61,813	51,941
Risk & Financial Services	33,467	38,472	160,442	148,448
Talent & Rewards	26,876	10,569	159,233	119,287
Reportable Segments	$245,385	$226,287	$1,073,649	$919,583

*FY14 recast to reflect Exchange Solutions Segment expansion

Reconciliation of Reportable Segment Net Operating Income to Income from Operations

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2015	2014	2015	2014

Reportable Segments	$245,385	$226,287	$1,073,649	$919,583
Differences in Allocation Methods	(691)	9,328	25,513	19,298
Amortization of Intangible Assets	(15,892)	(18,249)	(65,741)	(75,212)
Transaction and Integration Expenses	(6,984)	-	(6,984)	(1,049)
Stock-Based Compensation	(6,021)	(3,578)	(22,040)	(11,285)
Discretionary Compensation	(72,760)	(75,509)	(373,672)	(301,428)
Payroll Tax on Discretionary Compensation	(2,744)	(3,506)	(20,451)	(17,484)
Other, net	(9,177)	(9,535)	(21,673)	(37,915)
Income from Operations	$131,116	$125,238	$588,601	$494,508

TOWERS WATSON & CO.
Reconciliation of Non-GAAP Measures
(In Thousands of U.S. Dollars, Except Per Share Data)

	Three Months Ended June 30,				Fiscal Year Ended June 30,
	2015		2014		2015		2014

Net Income (attributable to common stockholders)	$89,102		$82,392		$384,978		$359,300
Less: Income from Discontinued Operations, net of tax	-		77		-		6,057
Income from Continuing Operations (attributable to common stockholders)	89,102		82,315		384,978		353,243
Adjusted for certain acquisition related items:
Amortization of intangible assets	10,845		12,089		43,285		54,354
Transaction and integration expenses including severance	4,766		-		4,598		758
Adjusted Income from continuing operations	$104,713		$94,404		$432,861		$408,355

Weighted average shares of common stock, diluted (000)	69,528		70,679		70,007		70,955

Diluted EPS from continuing operations	$1.28		$1.17		$5.50		$4.98
Adjusted for certain acquisition related items:
Amortization of intangible assets	0.16		0.17		0.62		0.77
Transaction and integration expenses including severance	0.07		-		0.07		0.01
Adjusted Diluted EPS from continuing operations	$1.51		$1.34		$6.19		$5.76

	Three Months Ended June 30,				Fiscal Year Ended June 30,
	2015		2014		2015		2014

Net Income (attributable to common stockholders)	$89,102		$82,392		$384,978		$359,300
Less: Income from Discontinued Operations, net of tax	-		77		-		6,057
Income from Continuing Operations (attributable to common stockholders)	89,102		82,315		384,978		353,243
Provision for Income Taxes	41,603		41,927		200,062		138,249
Interest, net	1,034		1,522		5,132		6,228
Depreciation and Amortization	42,126		43,887		172,287		174,818
Transaction and Integration Expenses	6,984		-		6,984		1,049
Other Non-Operating Income (a)	(910)		(483)		(2,224)		(3,929)
Adjusted EBITDA and Adjusted EBITDA Margin	$179,939	20.3%	$169,168	19.2%	$767,219	21.0%	$669,658	19.2%

(a) Other non-operating income includes income from affiliates and other non operating income excluding income from variable interest entity

TOWERS WATSON & CO.
Consolidated Statements of Operations
(In Thousands of U.S. Dollars, Except Per Share Data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2015	2014	2015	2014

Revenue	$888,210	$878,985	$3,644,953	$3,481,912

Costs of providing services:
Salaries and employee benefits	525,034	531,896	2,159,057	2,106,431
Professional and subcontracted services	68,604	61,572	268,277	249,775
Occupancy	32,596	35,595	137,841	137,883
General and administrative expenses	81,750	80,797	311,906	317,448
Depreciation and amortization	42,126	43,887	172,287	174,818
Transaction and integration expenses	6,984	-	6,984	1,049
	757,094	753,747	3,056,352	2,987,404

Income from operations	131,116	125,238	588,601	494,508

Income from affiliates	50	-	33	-
Interest income	1,048	956	3,943	2,803
Interest expense	(2,082)	(2,478)	(9,075)	(9,031)
Other non-operating income	860	483	2,191	10,226

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	130,992	124,199	585,693	498,506

Provision for income taxes	41,603	41,927	200,062	138,249

INCOME FROM CONTINUING OPERATIONS	89,389	82,272	385,631	360,257

Income from discontinued operations, net of tax of $-, ($1,810), $- and $39,202, respectively	-	77	-	6,057

NET INCOME BEFORE NON-CONTROLLING INTERESTS	89,389	82,349	385,631	366,314

Less: Income (loss) attributable to non-controlling interests	287	(43)	653	7,014

NET INCOME (attributable to common stockholders)	$89,102	$82,392	$384,978	$359,300

Basic earnings per share (attributable to common stockholders):
Income from continuing operations	$1.29	$1.17	$5.52	$5.00
Income from discontinued operations	-	-	-	0.09
Net income	$1.29	$1.17	$5.52	$5.09

Diluted earnings per share (attributable to common stockholders):
Income from continuing operations	$1.28	$1.17	$5.50	$4.98
Income from discontinued operations	-	-	-	0.08
Net income	$1.28	$1.17	$5.50	$5.06

Weighted average shares of common stock, basic (000)	69,336	70,291	69,766	70,587
Weighted average shares of common stock, diluted (000)	69,528	70,679	70,007	70,955

TOWERS WATSON & CO.
Consolidated Balance Sheets
(In Thousands of U.S. Dollars, Except Share Data)

	June 30,	June 30,
	2015	2014

Assets
Cash and cash equivalents	$715,151	$727,849
Fiduciary assets	38,075	12,010
Short-term investments	127,156	122,761
Receivables from clients:

Billed, net of allowances of $7,665 and $8,075	479,536	507,213
Unbilled, at estimated net realizable value	320,827	314,020
	800,363	821,233

Other current assets	155,487	124,645
Total current assets	1,836,232	1,808,498

Fixed assets, net	390,681	374,444
Deferred income taxes	62,772	79,103
Goodwill	2,278,351	2,313,058
Intangible assets, net	654,087	657,293
Other assets	172,051	395,390
Total Assets	$5,394,174	$5,627,786

Liabilities
Accounts payable, accrued liabilities and deferred income	$424,403	$404,760
Employee-related liabilities	581,115	518,532
Fiduciary liabilities	38,075	12,010
Term loan - current	25,000	25,000
Other current liabilities	62,281	74,297
Total current liabilities	1,130,874	1,034,599

Revolving credit facility	40,000	-
Term loan	175,000	200,000
Accrued retirement benefits and other employee-related liabilities	648,655	768,024
Professional liability claims reserve	235,856	225,959
Other noncurrent liabilities	216,277	288,255
Total Liabilities	2,446,662	2,516,837

Commitments and contingencies

Stockholders' Equity
Class A Common Stock — $0.01 par value: 300,000,000 shares authorized; 74,552,661 issued, and 69,281,754 and 70,338,891 outstanding	746	746
Additional paid-in capital	1,870,745	1,849,119
Treasury stock, at cost — 5,270,907 and 4,213,770 shares	(429,286)	(286,182)
Retained earnings	2,066,104	1,722,927
Accumulated other comprehensive loss	(576,298)	(189,702)
Total Stockholders' Equity	2,932,011	3,096,908
Non-controlling interest	15,501	14,041
Total Equity	2,947,512	3,110,949

Total Liabilities and Total Equity	$5,394,174	$5,627,786

TOWERS WATSON & CO.
Consolidated Statements of Cash Flows
(In Thousands of U.S. Dollars)

	Fiscal Year Ended June 30,
	2015	2014

Cash flows from operating activities:
Net income before non-controlling interests	$385,631	$366,314
Adjustments to reconcile net income to net cash from operating activities:
Provision for doubtful receivables from clients	20,584	4,429
Depreciation	106,546	99,606
Amortization of intangible assets	65,741	75,932
Gain on sale of discontinued operations, pretax	-	(23,950)
Provision for deferred income taxes	70,452	58,220
Stock-based compensation	36,129	22,517
Other, net	3,876	(3,704)
Changes in operating assets and liabilities (net of business acquisitions)
Receivables from clients	(42,534)	17,528
Fiduciary assets	(25,323)	113,317
Other current assets	(3,483)	14,722
Other noncurrent assets	10,617	(9,175)
Accounts payable, accrued liabilities and deferred income	14,655	16,000
Employee-related liabilities	111,611	(46,766)
Fiduciary liabilities	25,323	(113,317)
Accrued retirement benefits and other employee-related liabilities	(114,387)	(139,922)
Professional liability claims reserves	16,393	(27,967)
Other current liabilities	14,560	4,838
Other noncurrent liabilities	(36,764)	(26,095)
Income tax related accounts	(86,108)	53,564
Cash flows from operating activities	573,519	456,091

Cash flows used in investing activities:
Cash paid for business acquisitions	(210,774)	(211,894)
Cash transferred with discontinued operations	-	(25,066)
Proceeds from discontinued operations	-	259,677
Cash acquired from business acquisitions	3,759	17,763
Fixed assets and software for internal use	(71,435)	(64,825)
Capitalized software costs	(63,791)	(55,996)
Purchases of investments of consolidated variable interest entity	-	(109,510)
Purchases of held-to-maturity investments	(288,957)	(142,971)
Redemptions of held-to-maturity investments	261,122	37,161
Purchases of available-for-sale securities	(14,978)	(30,143)
Sales and redemptions of available-for-sale securities	23,079	57,742
Cash flows used in investing activities	(361,975)	(268,062)

Cash flows used in financing activities:
Borrowings under credit facility	493,000	220,600
Repayments under credit facility	(423,000)	(220,600)
Repayments of notes payable	(25,000)	(25,000)
Earn-out payments	(3,526)	(3,652)
Cash received from consolidated variable interest entity	-	109,510
Contingent retention liability	-	21,746
Cash paid on retention liability	(10,338)	(1,939)
Dividends paid	(41,801)	(21,058)
Repurchases of common stock	(168,242)	(92,823)
Payroll tax payments on vested shares	(16,161)	(11,822)
Excess tax benefits	4,540	9,794
Cash flows used in financing activities	(190,528)	(15,244)

Effect of exchange rates on cash	(33,714)	22,259

(Decrease) / increase in cash and cash equivalents	(12,698)	195,044

Cash and cash equivalents at beginning of period	727,849	532,805

Cash and cash equivalents at end of period	$715,151	$727,849

CONTACT:
Towers Watson
Investor Contact:
Aida Sukys, +1 703-258-8033
aida.sukys@towerswatson.com